Exhibit 10.11 Employment Agreement between Quintek Technologies, Inc. and Robert Brownell dated March 12, 2004.



                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS  AGREEMENT  is made on March  12,  2004,  by and  between  Quintek
Technologies,   Inc.  ("QUINTEK"),  and  Robert  Brownell  ("Executive"),   with
reference to the following facts:

         A. QUINTEK is in the business of providing hardware, software and services for the Document Management Industry;

         B. QUINTEK desires to retain EXECUTIVE for his experience and ability on a formalized basis in the position of President;

         C. Executive desires to accept such employment upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment and Duties.

         1.1 Executive shall serve as President of QUINTEK. Executive shall perform duties and actions necessary or advisable within legal or ethical bounds to promote the continued success of QUINTEK'S business, including but not limited to sections 1.1.1 and 1.1.2 below and subject to the instructions, policies and limitations which may be set from time to time by its Board of Directors (the "Board"). Executive agrees to serve on the Board upon request and upon QUINTEK obtaining Directors' and Officers' Insurance.

                  1.1.1 Sales Management

                  (a) Attract, hire and fire sales staff

                  (b) Hold sales staff accountable to meet quarterly goals as agreed upon by the executive management team

                  (c) Provide sales reports to the CEO on a weekly basis

                  (d) Provide quarterly budgets for sales departments

                  1.1.2 Production Management

                  (a) Manage, staff and supervise production facilities and daily production operations within quarterly budgets agreed upon by the executive management team

                  (b) Provide quarterly budgets for production departments

         1.2 Executive shall devote his entire professional time, ability and attention to the business of QUINTEK during his employment with the exceptions noted in 1.3 below. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board.

         1.3 QUINTEK hereby provides consent for Executive to continue working in an advisory capacity within his pre-existing relationships with Sherpa Business Solutions as an advisor which is not in competition with QUINTEK, as long such involvement does not detract from his responsibilities at QUINTEK.

                  1.3.1 Executive's agrees that his relationship with Sherpa is as an advisor. Executive agrees he will not receive compensation for referring business to Sherpa.

                  1.4 Executive acknowledges and agrees that his services to QUINTEK are of a special, unique and extraordinary character and further acknowledges and agrees that a breach of any of the covenants or agreements contained in this Agreement (including but not limited to Sections 2.2 and 7 hereof) is likely to result in irreparable and continuing damage to QUINTEK for which there will be no adequate remedy at law. Accordingly, in the event of such breach QUINTEK shall be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages, if appropriate).

2.       Term.

         2.1 The term of employment shall be for Four (4) years.

         2.2 Executive agrees to provide QUINTEK with ninety (90) days written notice prior to terminating this Agreement.

         2.3 If Executive is terminated prior to the fourth anniversary of this Agreement for reasons other than "for cause" or if he becomes "Disabled" (as defined herein), QUINTEK will provide Executive with twelve (12) months' notice and continued compensation prior to terminating this Agreement. If, however, QUINTEK does not provide Executive with twelve (12) months' notice or provides less than twelve (12) months' notice, it shall provide Executive with an equivalent amount of pay in lieu of notice for all or any portion of the twelve
(12) months' notice not provided. Such pay in lieu of notice is in addition to any other sums which may be owed to Executive pursuant to this Agreement. Any pay in lieu of notice shall constitute severance pay ("Severance") and shall be paid over the course of the pay in lieu of notice period in accordance with QUINTEK's regular payroll practices at the rate of his then-current base salary, less standard payroll tax withholdings. In no event shall QUINTEK be required to pay Severance if Executive resigns, is terminated after the third anniversary of this Agreement for any or no reason, if he is terminated because he has become "Disabled" or if he is terminated at any time "for cause", other than as set forth in Paragraph 2.6. Notwithstanding the foregoing, in the event that QUINTEK's Recast Profits (as defined in Paragraph 3.3) for the twelve (12) month period prior to termination amount to less than Two Million Dollars ($2,000,000), QUINTEK shall pay a separation benefit equivalent to three month's base salary at Executive's then-current rate, less standard payroll tax withholdings.

                  2.3A Notwithstanding anything to the contrary in this Agreement or Paragraph 2.3 above, at any time during a 90 day probationary period commencing on the date of this Agreement, Executive's employment is deemed "at will" and Executive may be terminated with or without cause; and in such termination event Executive shall not be entitled to any compensation or separation benefits described in this Agreement, other than earned Salary, auto allowance and expenses described in Paragraphs 3.1, 3.4 and 4. Executive shall retain the 250,000 shares of Series A Preferred Stock described in Paragraph 6 herein and shall not be entitled to any other equity compensation described herein.

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

         2.4 As used herein, the term "for cause" shall be limited to the following:

                  2.4.1 Executive's continued failure or habitual neglect to perform his duties as set forth in Section 1 of this Agreement after receiving written notice of the alleged deficiencies and having had an opportunity to improve; or

                  2.4.2 Executive's engaging in any activity or conduct which is specifically precluded by this Agreement, including any activity competitive with or intentionally injurious to QUINTEK; or

                  2.4.3 Intentional malfeasance or misfeasance or gross neglect of duty engaged in by Executive while carrying out his duties owing to QUINTEK under this Agreement; or

                  2.4.4 Executive's impairment due to alcohol or other substance abuse which in the reasonable judgment of QUINTEK affects or interferes with, or may affect or interfere with, Executive's performance or capacity to properly discharge Executive's duties, such impairment not to include an isolated incident occurring off the premises during non-working hours; or

                  2.4.5 The commission by Executive of a felony or a crime involving moral turpitude (whether or not prosecuted), the charge or indictment of Executive by a governmental or prosecutorial authority of the same or the pleading by Executive of no contest (or similar plea) to the same, whether or not committed in the course of his employment; or

                  2.4.6 Executive's committing any act of dishonesty against QUINTEK or using or appropriating for his personal use or benefit any funds or properties of QUINTEK, unless such use or appropriation was specifically authorized by the Board or the Chief Financial Officer in writing.

                  2.4.7 Executive's failure, in the reasonable judgment of QUINTEK, to meet, within six (6) months of the date of this Agreement, those employment objectives and goals mutually agreed upon by Executive and QUINTEK and which are attached hereto as Exhibit B.

         2.5 This Agreement shall not be terminated by any merger or consolidation where QUINTEK is not the consolidated or surviving corporation or by any transfer of all or substantially all of the assets of QUINTEK. In the event of any such merger or consolidation or transfer of assets, the surviving or resulting corporation or the transferee of the assets of QUINTEK shall be bound by and shall have the benefit of the provisions of this Agreement, and QUINTEK shall take all steps necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement.

         2.6 If Executive is terminated prior to the fourth anniversary of this Agreement "for cause" as defined by Paragraphs 2.4.1 and 2.4.4, QUINTEK shall pay Executive a separation benefit equivalent to one month's base salary at his then-current rate, less standard payroll tax withholdings ("Separation Benefit").

         2.7 QUINTEK may terminate Executive if he becomes Disabled, such termination to be made in QUINTEK's sole discretion. For the purposes of this Agreement, "Disabled" shall mean that Executive is unable to perform his duties hereunder, either with or without a reasonable accommodation, as the result of his incapacity due to physical or mental illness or condition, and such

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

inability continues for at least thirty (30) consecutive calendar days or equals or exceeds sixty (60) calendar days during any consecutive twelve (12)-month period. If Executive is terminated prior to the third anniversary of this Agreement due to his becoming Disabled, QUINTEK shall pay Executive a separation benefit equivalent to three month's base salary at his then-current rate, less standard payroll tax withholdings ("Disability Benefit").

         2.8 As a precondition to paying the foregoing Severance, Separation Benefit or Disability Benefit, QUINTEK may require that Executive re-confirm his obligations under Paragraph 7 and execute a general release of any and all claims he might have against QUINTEK, whether arising out of his employment or termination of employment, other than QUINTEK's obligation to pay the Severance, Separation Benefit or Disability Benefit, as the case may be. Furthermore, any salary, severance, separation benefit or disability benefit or other amounts due to Executive following termination may be offset against any amounts due to QUINTEK from Executive.

3.       Compensation.

         3.1 As compensation for services hereunder, Executive shall receive a salary of $12,500 per month, less standard payroll tax withholdings (the "Salary"), during the term of this Agreement, subject to adjustment as set forth in Paragraph 3.2 below.

         3.2 If QUINTEK's quarterly Gross Revenue shall exceed or equal the sum of $900,000, Executive's Salary for the following quarter shall be increased to the sum of $15,000 per month, less standard payroll tax withholdings. If Quintek's quarterly Gross Revenue shall exceed or equal the sum of $1,200,000, Executive's salary for the following quarter shall be increased to the sum of $18,000 per month, less standard payroll tax withholdings. If Quintek's quarterly Gross Revenue shall exceed or equal the sum of $1,500,000, Executive's salary for the following quarter shall be increased to the sum of $24,000 per month, less standard payroll tax withholdings.

         If QUINTEK's quarterly Gross Revenue decreases at any time, Executive's Salary shall be decreased to the corresponding monthly salary described in this Paragraph, subject to a final reduction to the base Salary amount set forth in Paragraph 3.1 above. For the purposes of this Agreement, "Gross Revenue" shall be defined as QUINTEK's gross revenue for the applicable quarter as calculated by QUINTEK's regular accountant(s).

         3.3 In addition, Executive will be eligible to receive an annual bonus based upon the Recast Profits of QUINTEK over the prior twelve (12) month calendar/fiscal year period. If QUINTEK's Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period is less than six (6%) percent then Executive will not receive any bonus. If QUINTEK's Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period equal or exceed six (6%) percent, then Executive will be paid a bonus of three (3%) percent of Recast Profits, less standard payroll tax withholdings, within thirty (30) days of such year end. For each additional one (1%) percent of Recast Profit Margin over and above six (6%) percent of Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period, Executive will receive an additional bonus of one (1%) percent of Recast Profits less standard payroll tax withholdings, within thirty (30) days of such year end, such additional bonus to be prorated for each additional one (1%) percent in Recast Profit Margin over and above the sum of six (6%) percent of Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period. For example, if at the end of calendar/fiscal year 2004, QUINTEK's Recast Profits for the prior year amount to $994,200 then Executive would be paid the sum of $99,552 within thirty (30) days. For the purposes of this agreement, "Executive's Compensation" is defined as Executive's salary, car allowance (not to exceed Five Hundred Dollars ($500) per month and


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

interest paid on Executive's loans (if any) to QUINTEK, as calculated by QUINTEK's regular accountant(s). For the purposes of this Agreement, "Recast Profits" shall be defined as net profits before interest, taxes, depreciation and amortization (EBITDA), less Executive's Compensation. For the purposes of this Agreement, "Recast Profit Margin" shall be defined as the quotient of Recast Profits divided by Gross Revenue. See Exhibit A for example.

         3.4 Executive will be paid a car allowance of Five Hundred Dollars ($500) per month during the term of this Agreement. This automobile allowance will be QUINTEK's sole obligation with respect to Executive's leased or owned automobile; Executive will maintain the costs of license, insurance and maintenance during this period. In addition, Executive accepts such automobile allowance on such terms and conditions as QUINTEK may establish from time to time regarding the payment of an automobile allowance to its employees.

         3.5 Executive shall be entitled to all other employment benefits provided by QUINTEK to its full-time employees as set forth in QUINTEK's Employee Handbook, which is subject to revision from time to time at QUINTEK's discretion.

         3.6 All compensation and other payments to Executive hereunder shall be subject to withholding for federal, state and local income taxes, social security, disability and the like. 3.7 Other Benefits. Executive shall be entitled to continue to participate in or receive benefits under all of the Employee Benefit Plans of QUINTEK under which Employee may participate in accordance with applicable laws and the terms of such plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension, and retirement plan; supplemental pension, retirement, and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by QUINTEK on the date hereof. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available to QUINTEK's executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive. Any payments or benefits payable to Executive under a plan or arrangement in respect of any calendar year during which Executive is employed by QUINTEK for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

         3.8 Vacations. Executive shall be entitled to take up to twenty (20) days of paid time off per year for vacation, and/or educational leave to attend continuing education seminars, lectures, courses and professional conventions. Vacation time shall accrue at the rate of 1.66 days per month of continued employment. However, while vacation will accrue from start date, vacation time may not be taken until after completion of at least six (6) months of continuous employment pursuant to this Agreement, subject to coordination and approval of scheduling by QUINTEK. Executive must request vacation leave at least four (4) weeks in advance. No more than ten (10) days of vacation may be taken consecutively unless otherwise approved by the Board. Once Executive accrues his yearly allotment of vacation (i.e., twenty (20) days) Executive will not accrue


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
any further paid vacation time (it will be "capped") until after he has uses his accrued vacation to bring his accrued vacation time below the cap. Notwithstanding the above, Executive is approved to take vacation on May 21 through May 24, 2004 and June 19 through June 27, 2004.Executive shall also be entitled to all paid holidays, no less than 10 business days per year, given by QUINTEK to its senior executive officers.

         3.9 Offices. As per Section 1.1, Executive agrees to serve as a director of QUINTEK, if elected or appointed thereto, provided he is indemnified for serving in such capacity on a basis no less favorable than is currently provided by QUINTEK's By-laws and any indemnification agreement with any other director.

4. Business Expenses. Executive is authorized to incur reasonable expenses for promoting and conducting the business of QUINTEK, including reasonable expenditures for entertainment and travel. QUINTEK shall reimburse Executive monthly for all such business expenses upon presentation of documentation establishing the amount, date, place and essential character of the expenditures, in such form as QUINTEK may require and sufficient to satisfy any Internal Revenue Code requirements for such expenses to be deductible to QUINTEK. Any expenditures in excess of an aggregate of One Thousand Dollars ($1,000) per month shall require the prior written approval of the Board or the Chief Financial Officer.

5. Health Insurance. Employee shall be entitled to receive medical and dental insurance for Employee and his/her family. The corporate contribution to this is not to exceed $500/month.

6.       Issuance of Equity.

         6.1 Executive shall receive a grant of 250,000 shares of Series A Preferred Stock upon execution of this agreement. QUINTEK acknowledges that it has committed to sell to Executive additional shares of common stock (or grant to Executive rights to purchase additional shares of common stock) in QUINTEK so that, including all options or shares previously issued to or purchased by Executive, Executive would own, in the aggregate, shares of common stock or rights to purchase shares of common stock representing five percent (5%) of the current outstanding common stock in QUINTEK on a fully-diluted basis after taking into account the issuance of such additional shares to Executive and assuming the issuance of all other shares subject to currently outstanding options or warrants. QUINTEK and Executive acknowledge and agree that the purchase price for such shares (or the exercise price for such options) will be equal to seventy five percent (75%) of the five day closing average price of the Company's common stock immediately prior to the execution of this Agreement, but they have otherwise not as yet determined how such additional shares and/or options will be issued to Executive. It is contemplated that QUINTEK and Executive will enter into a separate agreement or agreements on these additional shares and/or options within 90 days of the date of this Agreement (or upon the authorization of additional shares by the Shareholders of Quintek. Specifically, it is presently anticipated that the new stock agreement(s) will have, at minimum, new termination and repurchase provisions, with the termination provisions to be consistent with the termination provisions set forth in this Agreement. The agreement(s) also will contain provisions providing Executive with pre-emptive rights to purchase additional shares of common stock of QUINTEK under certain circumstances. Options shall vest according to the following schedule: Right to purchase 1.25% of outstanding common stock, upon the authorization of additional shares by the Shareholders of Quintek, assuming that authorization of more shares is approved by the shareholders of the Company,
options  giving   Executive  the  right  to  purchase  an  additional  1.25%  of outstanding common stock at the time of grant, will be granted to executive upon the 1 year anniversary of this Agreement for the following three years. In the event of a sale of QUINTEK, or any other event that may impede QUINTEK's ability to fulfill its obligations under this Agreement, all options will immediately vest.
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         6.2 Manner of Exercise  of  Options.  The options or rights to purchase common stock described in Paragraph 6.1 above (collectively, the "Option") may be exercised in whole at any time, or in part from time to time, during the period commencing on the date of issuance ("Base Date") and expiring on the date of expiration ("Expiration Date") or, if any such day is a day on which banking institutions in the City of New York, New York are authorized by law to close, then on the next succeeding day that shall not be such a day, by presentation and surrender of Options to QUINTEK at its principal office, or at the office of its stock transfer agent, if any, with QUINTEK's Option Exercise Form duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of QUINTEK) of the Exercise Price for the number of shares specified in such Form and instruments of transfer, if appropriate, duly executed by the Holder or its duly authorized attorney.

         6.3 Alternative Manner of Exercise. In lieu of exercising the Option in the manner set forth in Paragraph 6.2, Options may be exercised in whole at any time, or in part from time to time, during the period commencing on the Base Date and expiring on the Expiration Date or, if any such day is a day on which banking institutions in the City of New York, New York are authorized by law to close, then on the next succeeding day that shall not be such a day, by presentation and surrender of Options to QUINTEK at its principal office, or at the office of its stock transfer agent, if any, with QUINTEK's Option Exercise Form duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of QUINTEK) of $.001 for each share issuable upon exercise of Option, the number of such shares (collectively, the "Alternative Option Shares") to be determined as hereinafter set forth, and instruments of transfer, if appropriate, duly executed by the Holder or its duly authorized attorney. Alternative Option Shares shall be determined according to the following formula:
                                Z = A x (MP - EP)
                                       MP

                  For the purpose of this Section 1.2, the following definitions shall apply:

                           (a) "Z" shall mean the number of  Alternative  Option
                  Shares;

                           (b) "A" shall  mean  that  number of shares of Common
                  Stock issuable upon exercise of Option or the part thereof being exercised had such Option or part been exercised pursuant to Section 1.1;

                           (c) "MP" shall mean the average of the closing prices
                  per share of the Common Stock on the securities exchange or automated quotation system on which the Common Stock is primarily traded for the ten (10) trading days ending on the trading day prior to the date Option is presented and surrendered to QUINTEK; and

                           (d)  "EP"   shall   mean  the   Exercise   Price  (as
                  hereinabove defined).

         6.4 Partial Exercise; Taxes. If Option should be exercised in part only, QUINTEK shall, upon surrender of Option for cancellation, execute and deliver a new Option evidencing the rights of Executive thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by QUINTEK of Option, together with the Exercise Price, at its office, or by the stock transfer agent of QUINTEK at its office, in proper form for exercise, Executive shall be deemed to be the holder of record of the shares of common Stock issuable upon such exercise, notwithstanding that the stock transfer books of QUINTEK shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Executive. QUINTEK shall pay any and all documentary stamp or similar issuer taxes.
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7.       Property  Rights,  Confidential  Information,   and  Trade  Secrets  of
QUINTEK.

         7.1 As used in this Agreement, the terms "Confidential Information" and "Trade Secrets", collectively or individually, shall mean the following:

                  7.1.1  QUINTEK's  contracts,  marketing  plans,  purchases and
         sales,   whether  realized  or  in  development,   including,   without
         limitation, any source of ideas or projects;

                  7.1.2 Information relating to QUINTEK's business, whether or not such information is in writing;

                  7.1.3 Information relating to QUINTEK's clients and candidates, including such persons' resumes, job descriptions, hiring needs and preferences, computer systems, expertise, business endeavors, purchasing habits, and other information concerning QUINTEK's business relations with its clients and candidates;

                  7.1.4 Information of a personal nature relating to QUINTEK's employees, officers and managers, including such persons' salaries, benefits, special skills and knowledge, identities and performance; and

                  7.1.5 QUINTEK' records, including, but not limited to, electronic, written, typed, or printed, including without limitation client and candidates lists and charts, other lists and charts, memoranda, notebooks, correspondence, notes, letters, plans, proposals, contracts, files, resumes, job descriptions, employee files, manuals, blank forms, materials and supplies, and all information therein contained, and similar items affecting or relating to the business of QUINTEK, whether prepared by QUINTEK, Executive, or otherwise, and any other tangible source of information (whether or not written) relating to QUINTEK.

         7.2 Executive, for the duration of his employment has had and will have access to and become acquainted with Trade Secrets and/or Confidential Information of QUINTEK which are owned by QUINTEK and which are regularly used in the operation of the business of QUINTEK. Executive shall not disclose any of the aforesaid Trade Secrets and/or Confidential Information, directly or indirectly, or use Trade Secrets and/or Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except actions undertaken for the benefit of QUINTEK as required in the course of his employment. All Trade Secrets and/or Confidential Information coming into his possession shall remain the exclusive property of QUINTEK and shall not be copied and/or removed from the premises of QUINTEK under any circumstances whatsoever without the prior written consent of QUINTEK, except in the normal course of Executive's employment. Under no circumstance can such Trade Secrets and/or Confidential Information be allowed to fall directly or indirectly into the hands of or be used by any competitor or potential competitor of QUINTEK's. To the extent that Executive originates, develops, or reduces to writing Trade Secrets and/or Confidential Information, Executive does so within the scope of his employment. QUINTEK possesses all right, title, and interest in all Confidential Information and/or Trade Secrets, whether created by QUINTEK or Executive.

         7.3 In the event of any termination of employment with QUINTEK, Executive agrees to deliver promptly to QUINTEK all files, records, documents, drawings, client or candidate lists, resumes, job descriptions, plans, proposals, contracts, charts, other lists and charts, equipment, books, notebooks, memoranda, reports, correspondence, or other written, electronic or graphic records and the like, and all other Trade Secrets and/or Confidential Information relating to QUINTEK's business, which are or have been in his possession or under his control, in good condition, ordinary wear and tear and damage by any cause beyond the control of Executive excepted.

         7.4 Executive shall not, following the termination of his employment with QUINTEK, either directly or indirectly, or by action in concert with others, either for Executive's own benefit or for the benefit of any other person or entity:

                  7.4.1 Make known to any person the names, addresses or telephone numbers or any of the candidates, clients or projects of QUINTEK or any other Trade Secrets and/or Confidential Information pertaining to them;

                  7.4.2 For a period of twelve (12) months following the termination of Executive's employment with QUINTEK, divert, interfere with or take away, or attempt to divert, interfere with or take away, any of the projects, clients or candidates of QUINTEK, including without limitation all those clients, candidates and projects with whom Executive became acquainted during his employment with QUINTEK, either for Executive's own benefit or for any other person or entity;

                  7.4.3 Induce in any way, directly or indirectly, QUINTEK's employees, and/or persons working with and/or contracting with QUINTEK, to disclose QUINTEK's Trade Secrets and/or Confidential Information to any person;

                  7.4.4 For a period of twelve (12) months following the termination of Executive's employment with QUINTEK, hire or take away, or attempt to hire or take away, any of QUINTEK's employees, and/or independent contractors, and/or persons working with and/or contracting with QUINTEK; and

                  7.4.5 For a period of twelve (12) months following the termination of Executive's employment with QUINTEK, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by QUINTEK to terminate his or her employment or engagement or breach their duties of obligations owed to QUINTEK.

                  7.4.6 Executive agrees that he shall not disparage QUINTEK to clients or other third parties, or otherwise make statements or take actions which would place QUINTEK in a negative light. Similarly, QUINTEK agrees that its officers and directors shall not disparage Executive to clients or other third parties, or otherwise make statements or take actions which would place Executive in a negative light.

         7.5 For the duration of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of QUINTEK, without the prior written consent of the Board or the Chief Financial Officer. "Directly or indirectly" means that Executive will not benefit in any way, shape or form from any affiliation or consultation with any business that is engaged in film based imaging, custom application development, staffing and permanent placements, whether or not he is an owner, director, officer, shareholder, employee or consultant for such firm or entity.

8. Entire Agreement, Etc. This Agreement contains the entire and exclusive agreement of the parties hereto. No prior written or oral representations between them originating before the date of the Agreement not embodied herein shall be of any force or effect. The parties have mutually participated in the negotiation and preparation of this Agreement and no rule of construction that the Agreement shall be construed against the drafting party shall apply hereto.

9. Modification. This Agreement may not be superseded and none of the terms of this Agreement can be waived or modified except by an express written agreement signed by all parties hereto. Any oral representations or modifications concerning this Agreement (including any fully executed oral agreements or modifications) shall be of no force or effect unless contained in a subsequent written modification signed by all parties.

10. Release of Any Prior Bonus Claims. As further consideration for this Agreement, Executive, on his own behalf and on behalf of his heirs, spouse, executors, administrators, employees and agents, hereby releases and discharges QUINTEK and its parents, subsidiaries and affiliates, and each of their respective officers, managers, directors, partners, employees, predecessors, successors, assigns, stockholders, representatives and agents, individually and collectively, of and from any and all known or unknown liabilities, claims, demands or any other thing for which he or any of them have or may have a known or unknown cause of action, claim, or demand for damages, whether certain or speculative, which may have at any time prior hereto come into existence or which may be brought in the future in connection with obligations by QUINTEK to pay any bonus of any kind to Executive which have arisen at any time prior to the date of this Agreement.

11. Severability. If any term, provision, covenant, or condition of this Agreement (the "Provision") is held by an arbitrator or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated. If possible, the Provision shall remain in effect but shall be modified by the court only to the extent necessary to make it reasonable.

12. Arbitration. If a dispute should arise between QUINTEK and Executive, or in the event of any claim arising under or involving any provision of this Agreement, Executive and QUINTEK agree to make all efforts to resolve these disputes through (1) voluntary and non-binding mediation; and (2) final and binding arbitration.

         This policy applies to, but is not limited to, all disputes relating to termination of employment, termination or breach of this Agreement, or alleged unlawful discrimination and/or unlawful harassment. Disputes covered include, but are not limited to, the following: (a) alleged violations of federal, state and/or local constitutions, statutes or regulations (including but not limited to anti-discrimination and anti-harassment laws); (b) claims based on any purported breach of contractual obligation (including but not limited to breach of the covenant of good faith and fair dealing and wrongful termination or constructive termination); (c) claims based on any purported breach of duty in tort, including but not limited to violations of public policy; and (d) claims arising under or involving any provision of this Agreement.

         Notwithstanding   the  above,  the  following  types  of  disputes  are
expressly excluded and not covered by this Agreement or policy: (a) disputes related to worker's compensation and unemployment insurance; (b) claims for injunctive relief which relate to or arise out of confidentiality or noncompetition conditions of employment, trade secrets, intellectual property or unfair competition; and (c) disputes or claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan.

         IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT AND CONTINUATION OF EMPLOYMENT WITH QUINTEK, EXECUTIVE AND QUINTEK AGREE THAT ALTERNATIVE DISPUTE RESOLUTION, INCLUDING FINAL AND BINDING ARBITRATION, SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING COVERED DISPUTES; NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM. THE PARTIES ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT THEY ARE WAIVING THEIR RIGHTS TO COURT ACTION AND TO TRIAL BY JUDGE OR JURY.

         IF A DISPUTE IS SUBMITTED TO ARBITRATION, THE DISPUTE SHALL BE SETTLED BY ARBITRATION IN CAMARILLO, CALIFORNIA, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT OF COMPENTENT JURISDICTION. THE ARBITRATION SHALL TAKE PLACE UNDER THE AUSPICES OF THE JAMS/ENDISPUTE ("JAMS") IN ACCORDANCE WITH JAMS' EMPLOYMENT DISPUTE RESOLUTION PROGRAM. THE PARTY REQUESTING ARBITRATION SHALL GIVE A WRITTEN DEMAND FOR ARBITRATION TO THE OTHER PARTY SETTING FORTH A STATEMENT OF THE NATURE OF THE DISPUTE, THE AMOUNT INVOLVED AND THE REMEDIES SOUGHT. QUINTEK SHALL PAY ALL THE UP-FRONT COSTS OF THE ARBITRATION, INCLUDING FILING AND HEARING FEES, BUT EACH PARTY SHALL PAY ITS OWN ATTORNEY'S FEES.

         Nothing in this Agreement to engage in alternative dispute resolution shall be construed as precluding Employee from filing a charge with the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board ("NLRB") or other federal, state or local agency, seeking administrative assistance in resolving claims. However, any claim that is not resolved administratively through such an agency shall be subject to this Agreement and the ADR Policy.

         This agreement to engage in alternative dispute resolution does not alter or otherwise affect Employee's employment under this Agreement. This section and the ADR Policy shall survive and continue in effect after the termination of employee's employment and/or the expiration of this Agreement.

13. Choice of Law. This Agreement shall be governed by and interpreted with the laws of the State of California.

14. Employment Policies. Executive shall be subject to QUINTEK's Employee Handbook and such other employee policies as QUINTEK may establish from time to time, which Handbook and policies are subject to revision. To the extent the Agreement differs from or contradicts QUINTEK's other employment policies, whether oral or written, this Agreement shall control.

15. Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement shall not be deemed a waiver of that term or of that party's right to subsequently enforce that term.

16. Attorneys' Fees. The parties hereto agree to bear their own costs and attorneys' fees incurred in the negotiation and drafting of this Agreement or otherwise incurred prior to the date of execution hereof.

17. Notice. Any notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile transmission, (iii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iv) delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses set forth below except that any communications from Executive to QUINTEK shall also be sent to 1327 Red Bluff Lane, Diamond Bar, CA 91765 (such addresses to be changed by parties as they may specify from time to time in accordance with this Section). Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, (iii) the third business day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           EMPLOYER:
                           QUINTEK TECHNOLOGIES, INC.



                           By:
                               -------------------------------------------------

                           Its:
                               -------------------------------------------------




                           EMPLOYEE:
                           Robert Brownell

                           -----------------------------------------------------
                           [address]

                           /s/ Robert Brownell
                           -----------------------------------------------------
                           Robert Brownell